UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2014

MERCER INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Washington	000-51826	47-0956945
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of principal executive office)

(604) 684-1099

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On September 25, 2014, through a wholly-owned subsidiary, Mercer International Inc. (the “Company” or “we”) agreed to acquire all of the shareholder loans (aggregating approximately $48 million) and substantially all of the shares of the minority shareholder (the “Seller”) in our Stendal mill and other rights for approximately €13.0 million (approximately $17 million) (the “Transaction”).

In connection with the Transaction, on October 9, 2014, our wholly-owned subsidiary issued a payment-in-kind promissory note in the principal amount of €10.0 million (approximately $13 million) (the “PIK Note”). The PIK Note has a term of 12 months and may be redeemed by us in cash without penalty at any time during the term. We may, at our sole option, pay the principal amount outstanding on the 6-month, 9-month and 12-month anniversary dates of the PIK Note (each, a “PIK Date”) in shares of our common stock. The value of our shares will be determined using the volume weighted average trading price for our shares during the 20-day period ending on the applicable PIK Date.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), for the private placement of these securities pursuant to Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Seller is an accredited investor, the Seller took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ Genevieve Stannus
Genevieve Stannus
Treasurer

Date: October 10, 2014